Exhibit 99.1

Contact:	Tiana Gorham
Biopure Corporation
(617) 234-6826
IR@biopure.com

FOR IMMEDIATE RELEASE

BIOPURE ANNOUNCES 2008 FIRST QUARTER FINANCIAL RESULTS

CAMBRIDGE, Mass., February 21, 2008 – Biopure Corporation (Nasdaq: BPUR) today announced its financial results for the first fiscal quarter ended January 31, 2008. For the quarter, the company reported a net loss of $5.8 million, or $0.17 per common share, compared with a net loss of $6.9 million, or $0.53 per common share, for the corresponding period in 2007. Class A common shares outstanding on January 31, 2008 and 2007 were 34,971,087 and 15,543,025, respectively.

Revenues

Total revenues for the first fiscal quarter of 2008 were $573,000, including $419,000 from sales of the company’s veterinary product Oxyglobin®, $58,000 from sales of Hemopure® in South Africa and $96,000 in research and development expense reimbursements from the U.S. government. Total revenues for the same period in fiscal 2007 were $594,000, including $444,000 from Oxyglobin sales, $16,000 from sales of Hemopure and $134,000 from government reimbursement. Payments from the government reimburse Biopure for trauma development expenses for Hemopure and vary with the amount of reimbursable activity for the government.

Oxyglobin revenues decreased during the first fiscal quarter of 2008 compared to 2007 because of a change in the arrangement between the Company and its European distributor. During the first quarter of fiscal 2007, the Company accounted for European sales on a consignment basis. Now the distributor buys product for its inventory upon shipment by the Company. The distributor did not purchase any inventory during the first fiscal quarter of 2008. This decrease was nearly offset by higher U.S. sales of Oxyglobin due to higher average selling prices. Hemopure sales increased during the first fiscal quarter of 2008 due to the increasing use of the product in South Africa.

Cost of revenues was $2.8 million for the first fiscal quarter of 2008, compared to $3.2 million for the same period in 2007. Cost of revenues includes costs of both Oxyglobin and Hemopure. Hemopure cost of revenues, consisting primarily of the allocation of unabsorbed fixed manufacturing costs, was $2.2 million for the first fiscal quarter of 2008 compared to $2.3 million for the same period in 2007. Oxyglobin cost of revenues was $569,000 for the first fiscal quarter of 2008, compared to $819,000 for the same period in 2007. This decrease is largely due to the absence of inventory purchases by our distributor in Europe and lower unit sales in the U.S.

Expenses

Research and development expenses were $1.5 million for the first fiscal quarter of 2008, compared to $1.9 million for the same period in 2007. The decrease was primarily due to a $469,000 reduction in spending on preclinical trials.

General and administrative expenses decreased to $2.0 million for the first fiscal quarter of 2008, from $2.2 million for the same period in 2007. This decrease is primarily due to lower consulting and compensation expenses and lower insurance premiums.

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Financial Condition

At January 31, 2008, Biopure had $11.2 million in cash on hand. During the quarter, Biopure raised approximately $14.9 million in net proceeds through sales of its common stock and warrants.

Recent Developments

Scientific Publication and Presentation

A manuscript entitled, Hemodynamic Effects, Safety, and Tolerability of Hemoglobin-Based Oxygen Carrier-201 in Patients Undergoing PCI for CAD, has been accepted for publication in the first quarterly issue, dated March 20, 2008, of EuroIntervention Journal (EIJ), the official journal of the European Association of Interventional Cardiology. EIJ is a peer-reviewed journal of interventional cardiovascular medicine and is the official publication of EuroPCR and the European Association of Percutaneous Cardiovascular Interventions (EAPCI).

The accepted manuscript reports on the Company’s first pilot ischemia clinical trial in patients with coronary artery disease undergoing angioplasty and stenting procedures, or percutaneous coronary intervention (PCI). This trial was carried out at five hospitals in Germany, Belgium and The Netherlands.

Dr. Patrick W. Serruys, Professor of Interventional Cardiology at Erasmus University in Rotterdam, The Netherlands, will present the this study at the Plenary Session of the Europe PCR meeting being held May 13-16, 2008 in Barcelona, Spain.

Clinical Program Update

The Company’s second trial in patients undergoing PCI ended in late 2007. A key objective of this study was to observe whether intracoronary delivery of Hemopure lessens ischemia as measured by standard tests. Enrollment was stopped after five patients even though the protocol had allowed for an enrollment of up to ten, because the investigator concluded that the results from five patients were sufficient to show a trend toward proving the principle being tested. A second safety trial, in patients undergoing limb amputation was also ended in late 2007, primarily because of slow enrollment caused by a protocol design that did not take into account different clinical practices across institutions and countries.

The Company’s ongoing clinical trial in patients undergoing cardiopulmonary bypass surgery is nearing completion. Fifty-four of an anticipated 60 patients have been enrolled.

Biopure is continuing to work toward a clinical trial in terminally ill patients to examine Hemopure’s potential, owing to its oxygen-carrying capacity, to increase perfusion and improve the quality of life in those patients. A consultant for this proposed palliative care trial has been retained by Biopure. Margaret Laccetti, PhD, RN, AOCN, Assistant Professor of Adult Health at Boston College and an oncology clinical nurse specialist, is working with the Company and outside advisors to design the protocol. Dr. Laccetti earned her PhD in nursing, focusing on quality of life in cancer patients. The Company expects this trial to be conducted in Europe.

Investor Relations Firm Appointed

Biopure has appointed Sharon Merrill Associates, Inc. as its strategic communications firm to support its investor relations and corporate communications efforts. Sharon Merrill Associates is based in Boston.

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Accounting Firm

Ernst & Young LLP has advised Biopure that they are not standing for reappointment for the fiscal year 2008 audit.

FDA Workshop

The U.S. FDA has announced a public workshop entitled: Hemoglobin Based Oxygen Carriers: Current Status and Future Directions, on April 29 and 30, 2008. Biopure has been asked to present at the workshop.

South Africa

Usage of Hemopure in South Africa is continuing to increase.

Biopure Corporation

Biopure Corporation develops, manufactures and markets pharmaceuticals, called oxygen therapeutics, that are intravenously administered to deliver oxygen to the body’s tissues. Hemopure(R) [hemoglobin glutamer—250 (bovine)], or HBOC-201, is approved for sale in South Africa for the treatment of surgical patients who are acutely anemic. Biopure has applied in the United Kingdom for regulatory approval of a proposed orthopedic surgical anemia indication. The company is developing Hemopure for other indications and is supporting the U.S. Navy’s government-funded efforts to develop a potential out-of-hospital trauma indication. Biopure’s veterinary product Oxyglobin(R) [hemoglobin glutamer—200 bovine)], or HBOC-301, the only oxygen therapeutic approved for marketing by both the U.S. Food and Drug Administration and the European Commission, is indicated for the treatment of anemia in dogs. Biopure has sold approximately 197,000 units of Oxyglobin since it first began to market the product.

Statements in this release that are not strictly historical are forward-looking statements, including those statements implying that any clinical trial will be initiated and/or carried out to completion or that study results will be as desired, statements regarding future scientific publications and presentations on behalf of the Company and any statements that might imply that Hemopure may receive marketing approval in the United Kingdom or any other jurisdictions or for additional indications. Actual results and their timing may differ materially from those projected in these forward- looking statements due to risks and uncertainties. These risks include, without limitation, uncertainties regarding the company’s financial position, including its limited cash resources and need to raise additional capital to pursue its business, unexpected costs and expenses, delays and adverse determinations by regulatory authorities, unanticipated problems with the product’s commercial use, whether or not product related, and with product distributors, sales agents or other third parties, delays in clinical trials, and the other factors identified under the heading “Risk Factors” in the company’s annual report on Form 10-K filed on January 29, 2008, which can be accessed in the EDGAR database at the U.S. Securities and Exchange Commission’s (SEC) website, http://www.sec.gov. The company undertakes no obligation to release publicly the results of any revisions to these forward- looking statements to reflect events or circumstances arising after the date hereof. A full discussion of the company’s operations and financial condition can be found in the company’s filings with the SEC.

The content of this press release does not necessarily reflect the position or the policy of the U.S. Government or the Department of Defense, and no official endorsement should be inferred.

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BIOPURE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended January 31
	2008	2007
Total revenues	$573	$594
Cost of revenues	2,788	3,162

Gross loss	(2,215)	(2,568)
Operating expenses:
Research and development	1,487	1,915
Sales and marketing	280	392
General and administrative	1,996	2,231

Total operating expenses	3,763	4,538

Loss from operations	(5,978)	(7,106)
Other income, net	176	178

Net loss	$(5,802)	$(6,928)

Basic and diluted net loss per common share	$(0.17)	$(0.53)

Weighted-average common shares outstanding	33,918	12,955

The net loss per common share for the three month period ended January 31, 2007 has been adjusted to reflect the one-for-five reverse split that took effect on October 2, 2007.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	January 31, 2008	October 31, 2007
Assets
Total current assets	$14,443	$5,253
Net property and equipment	8,007	8,398
Other assets	585	599

Total assets	$23,035	$14,250

Liabilities and stockholders’ equity
Total current liabilities	$2,890	$3,368
Deferred revenue, net of current portion	1,177	1,177
Other long term liabilities	41	41

Total liabilities	4,108	4,586

Total stockholders’ equity	18,927	9,664

Total liabilities and stockholders’ equity	$23,035	$14,250